Rule 424(b)(2)
                                          Registration Statement No. 333-32909


PRICING SUPPLEMENT No. D4 Dated October 3, 1997 (CORRECTED), to Prospectus, dated September 29, 1997 and Prospectus Supplement, dated October 1, 1997.





                      Bankers Trust New York Corporation

                      Senior Medium-term Notes, Series A
                   Subordinated Medium-Term Notes, Series A
                  Due Nine Months or More from Date of Issue

                                FIXED RATE NOTE



        This Pricing Supplement supplements and, to the extent inconsistent therewith, supersedes the Prospectus and the Prospectus Supplement. Capitalized terms used and not defined herein are used with the meanings specified in the Prospectus Supplement.


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[_] Senior         [X] Subordinated        Form:
-------------------------------------      ------------------------------------
                                           [x]Global         [_] Certified
-------------------------------------      ------------------------------------
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Principal Amount:  $200,000,000            Optional Redemption at the Option of
                                           the Corporation: [_] Yes  [X] No
Agent's Name and DTC Participant
Number: Morgan Stanley, DTC # 0050         Initial Redemption Date:
                                           Initial Redemption Percentage:
                                           Annual Redemption Percentage
Issue Price: 99.966%                         Reduction:
                                           Optional Repayment at the Option of
                                           the Holder:
Net Proceeds to Issuer: $199,228,000       [_] Yes [X] No
Agents's Commission, if                    Optional Repayment Dates:
Applicable: 0.352%                         Optional Repayment Prices
Original Issue Date: October 7,1997
Stated Maturity: October 1, 2007           Amortizing Note: [_] Yes  [X] No
                                           Basis or formula for amortization of
Interest Rate: 6.70% per annum             principal and/or interest of Note:
Interest Payment Dates (if other           Payment Dates for amortization:
than as specified in the Prospectus        [_] Each March 15, June 15, September
Supplement):                               15 and December 15
Each April 1 and October 1                 [_] Each June 15 and December 15
Commencing: April 1, 1998                  [_] Other: Each

                                           Currency Indexed Note:[_] Yes  [X] No
Regular Record Dates (if other than        Currency I:
 as specified in the Prospectus            Currency II:
 Supplement):                              Base Exchange Rate:
 Each                                      Leverage Factor "L":

Optional Interest Reset by                Principal Indexed: [_] Yes [X] No
Corporation:                              [_] Principal to increase when Spot
 [_] Yes  [X] No                          Rate exceeds Base Exchange Rate and
Optional Interest Reset Dates             decrease when Spot Rate is less than
                                          Base Exchange Rate.
Original Issue Discount Note:             [_] Principal to decrease when Spot
 [_] Yes  [X] No                          Rate exceeds Base Exchange Rate and
Yield to Maturity:                        increase when Spot Rate is less than
OID for U.S. Federal Income Tax           Base Exchange Rate.
 Purposes:
-----------------------------------       --------------------------------------

                      Bankers Trust New York Corporation

                   Subordinated Medium-Term Notes, Series A
                  Due Nine Months or More from Date of Issue

                                FIXED RATE NOTE




-------------------------------------         -------------------------------
Specified Currency (check one; if             Interest Indexed:[_] Yes [X] No
other than U.S. Dollars, see attached         [_] Interest to increase when Spot
for exchange rate and other                   Rate exceeds Base Exchange Rate
information                                   and decrease when Spot Rate is
[X] U.S. Dollars (USD or U.S.$)               less than Base Exchange Rate.
[_] European Currency Units (ECU)             [_] Interest to decrease when Spot
[_] Australian Dollars (AUD or AUS$)          Rate exceeds Base Exchange Rate
[_] British Pound (GBP or                     and increase when Spot Rate is
    UK [pounds])                              less than Base Exchange Rate.
[_] Canadian Dollars (CAD or CAN$)
[_] German Marks (DEM or DM)
[_] Italian Lire (ITL or Lire)
[_] Japanese Yen (JPY or [Yen])
[_] Swiss Francs (CHF or SWFr)
[_] Other

Holder has option to elect payments           Commodity Indexed Note (if yes,see
in Specified Currency (if Specified           attached annex for additional
Currency is not U.S. Dollars):                information): [_]Yes  [X] No
[_] Yes  [X] No
Authorized Denominations (if other            Calculation Agent (if other than
than $1,000 and any integral multiple         Bankers Trust Company):
thereof or if Specified Currency is
not U.S. Dollars): $1,000

Optional Extensions of Stated                 Other Provisions:
Maturity by the Corporation:
[_] Yes  [X] No
Extension Period:
Number of Extension Periods:
Final Maturity Date:                          Annex Attached [_] Yes  [X] No
                                              (and incorporated herein by
                                              reference)
----------------------------------         -------------------------------------

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The aggregate initial offering price of this offering is U.S.$199,932,000
(which, if the initial offering price is denominated in a currency or currency unit other than U.S. dollars, is the equivalent, in the foreign currencies or currency units set forth herein, of the principal amount set forth herein at the Exchange Rate set forth herein) and relates only to Pricing Supplement No.D4. Debt Securities, including Senior Medium-Term Notes, Series A, and Subordinated Medium-Term Notes, Series A, having an aggregate initial offering price of up to U.S.$3,080,000,000 (or the equivalent thereof in any foreign currencies or currency units) may be issued by the Corporation pursuant to the Registration Statement referred to above. To date, including this offering an aggregate of U.S.$474,776,000* (or the equivalen thereof in any foreign currencies or currency units) aggregate initial offering price of Debt Securities have been so issued.

                    *Including other issuances on this date

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Type of Sale                            If Principal Transaction, Reoffering at
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[_] Direct by Corporation               [X] varying prices related to prevailing
[_] As Agent                            [_] fixed public offering price of ___%
[X] As Principal                              of Principal Amount